Exhibit 99 (a)

BOK Financial Reports Record Earnings for 2010 of $247 Million
Fourth Quarter Earnings Total $59 Million

TULSA, Okla. (Wednesday January 26, 2011) – BOK Financial Corporation reported record net income for 2010 of $246.8 million or $3.61 per diluted share, up 23% over 2009 on diversified fee income growth and improved credit quality.   Net income was up 15% over last year excluding a $6.5 million or $0.10 per share day-one gain from the purchase of the rights to service $4.2 billion of residential mortgage loans on favorable terms in 2010 and a $7.7 million or $0.11 per share special assessment charge by the FDIC in 2009.

Net income for the fourth quarter of 2010 totaled $58.8 million or $0.86 per diluted share, up $16.1 million or 38% over the fourth quarter of 2009.  Net income for the third quarter of 2010 totaled $64.3 million or $0.94 per share.

“We are proud to report record earnings of $247 million in our Company’s 100th year,” said President and CEO Stan Lybarger.  “Diversified sources of fee and commission revenue grew $36 million over last year.  Our mortgage banking division originated nearly $2.8 billion in new loans in 2010 and our portfolio of mortgage loans serviced grew by $4.7 billion, more than 70% over last year.  Improved credit quality and lower non-performing assets reduced the provision for credit losses by $91 million.”

“Fourth quarter net income of $59 million finished a year of strong performance for BOK Financial,” said Lybarger.  “Low interest rates and continued soft commercial loan demand did challenge net interest revenue during the quarter, but our fee-based business lines continued to grow.   We exited 2010 with annual earnings in excess of levels seen before the recession and with strong capital resources to take advantage of an improving economy in 2011.”

Highlights of fourth quarter of 2010 included:

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Net interest revenue totaled $163.7 million for the fourth quarter of 2010 and $180.7 million for the third quarter of 2010.  Net interest margin was 3.19% for the fourth quarter of 2010 and 3.50% for the third quarter of 2010.  Net interest revenue decreased as cash flows from the securities portfolio increased during the third and fourth quarters.  Prepayments spiked as interest rates declined, resulting in portfolio reinvestment at lower rates.

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Fees and commissions revenue totaled $136.0 million, essentially unchanged from the third quarter of 2010.  Mortgage banking revenue decreased $4.1 million.  Brokerage and trading revenue grew $1.5 million and trust fees and commissions grew $1.4 million.

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Changes in the fair value of mortgage servicing rights, net of economic hedge, increased fourth quarter pre-tax net income by $6.6 million and decreased pre-tax net income $7.9 million in the third quarter of 2010.

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Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $203.5 million, up $14.2 million over the prior quarter.  Personnel expenses increased $5.6 million due primarily to increased incentive compensation expense.

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Provision for credit losses totaled $7.0 million for the fourth quarter of 2010, down $13.0 million from the previous quarter.  Net loans charged off decreased to $14.2 million for the fourth quarter of 2010 from $20.1 million for the third quarter of 2010.

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Combined allowance for credit losses totaled $307 million or 2.89% of outstanding loans at December 31, 2010 and $314 million or 2.91% of outstanding loans at September 30, 2010.  Nonperforming assets totaled $394 million or 3.66% of outstanding loans and repossessed assets at December 31, 2010 compared to $421 million or 3.85% of outstanding loans and repossessed assets at September 30, 2010.

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Outstanding loan balances were $10.6 billion at December 31, 2010, down $163 million since September 30, 2010.  All major loan categories decreased during the fourth quarter.   Unfunded commercial loans increased $237 million during the fourth quarter to $4.6 billion.

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Total period end deposits increased $356 million during the fourth quarter of 2010 to $17.2 billion due primarily to growth in interest-bearing transaction and demand deposits, partially offset by a decrease in higher costing time deposits.

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Tangible common equity ratio increased to 9.21% at December 31, 2010 from 8.96% at September 30, 2010, due to retained earnings growth.  The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders’ equity minus intangible assets and equity that does not benefit common shareholders, such as equity provided by the U.S. Treasury’s Asset Relief Program.  BOK Financial chose not to participate in the TARP Capital Purchase Program.  The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized.  The Company’s Tier 1 capital ratios, as defined by banking regulations, were 12.69% at December 31, 2010 and 12.30% at September 30, 2010.

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The Company paid a cash dividend of $17.0 million or $0.25 per common share during the fourth quarter of 2010.  On January 25, 2011, the board of directors approved a quarterly cash dividend of $0.25 per common share payable on or about February 25, 2011 to shareholders of record as of February 11, 2011.

Net Interest Revenue

Net interest revenue decreased $17.1 million from the third quarter of 2010.  Net interest margin decreased 31 basis points to 3.19% compared to the previous quarter.  Average earning assets increased $123 million.

The decrease in net interest margin from the previous quarter resulted from a lower yield on average earning assets.  The yield on average earning assets decreased 35 basis points primarily due to a 59 basis point decrease in securities portfolio yield.  Extremely low intermediate and long-term interest rates seen in the late third quarter and early fourth quarter increased actual and projected prepayment speeds which reduced security portfolio yields through accelerated premium amortization and lower reinvestment rates.  Approximately $800 million that had been yielding 3.15% was reinvested during the quarter at yields of 2.20%.  The recent 100 basis point increase in interest rates should support a partial recovery of the securities portfolio yield as premium amortization slows and reinvestment rates improve.  In addition, the loan portfolio yield decreased 11 basis points and the cost of interest-bearing liabilities decreased 5 basis points.

The average balance of the securities portfolio increased $270 million.  Available for sale securities increased $391 million.   Mortgage trading securities held as an economic hedge of mortgage servicing rights decreased $127 million.  Average outstanding loans decreased $194 million.  All major loan categories were lower compared to the prior quarter.

Average deposits increased $796 million compared to the previous quarter.  Interest-bearing transaction account balances increased $626 million and demand deposit account balances increased $340 million.  Time deposit account balances decreased $172 million.  Average balances of borrowed funds decreased $885 million from the previous quarter.

Fees and Commissions Revenue

Fees and commissions revenue decreased $961 thousand to $136.0 million for the fourth quarter of 2010.  Mortgage banking revenue decreased $4.1 million.  Brokerage and trading revenue increased $1.5 million and trust fees and commissions increased $1.4 million.

The decrease in mortgage banking revenue was due to lower net gains on loans sold during the quarter.  Mortgage loan servicing revenue was unchanged from the previous quarter.  Brokerage and trading revenue increased primarily on increased loan syndication fees and retail brokerage activity, partially offset by a decrease in securities trading revenue.  Trust fees and commission revenue increased $1.4 million over the prior quarter primarily due to an increase in the fair value of trust assets.

Operating Expenses

Total operating expenses were $178.4 million for the fourth quarter of 2010, compared to $205.2 million for the third quarter of 2010.  Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $203.5 million, up $14.2 million.

Personnel costs increased $5.6 million over the prior quarter, primarily from higher incentive compensation.  Cash-based incentive compensation increased $2.5 million.  Deferred compensation expense, which is directly linked to changes in the market value of Company stock and performance of other investments, increased $2.0 million.

Non-personnel expenses were up $8.7 million, including $4.4 million of increased depreciation expense on assets used in our leasing business.  The benefit of this leasing activity is largely recognized through credits which reduce federal and state income tax expense.

Credit Quality

Nonperforming assets decreased $26 million during the fourth quarter of 2010 to $394 million or 3.66% of outstanding loans and repossessed assets at December 31, 2010.   Nonaccruing loans decreased $38 million and renegotiated residential mortgage loans decreased $3 million.  Repossessed assets increased $15 million.

Nonaccruing loans totaled $231 million or 2.17% of outstanding loans at December 31, 2010 compared to $269 million or 2.49% of outstanding loans at September 30, 2010.  During the fourth quarter of 2010, $30 million of new nonaccruing loans were identified offset by $28 million in payments received, $20 million in charge-offs and $22 million in foreclosures and repossessions.

Nonaccruing commercial loans totaled $38 million or 0.65% of total commercial loans at December 31, 2010.  Nonaccruing loans in the services sector totaled $19 million or 1.22% of total services sector loans.  Nonaccruing commercial loans decreased $11 million since September 30, 2010 primarily from $7.7 million of net cash payments on energy sector loans.  Newly identified nonaccruing commercial loans totaled $7.5 million, offset by $13 million in payments, and $4.8 million in charge-offs.

Nonaccruing commercial real estate loans totaled $150 million or 6.60% of outstanding commercial real estate loans at December 31, 2010, down $27 million from September 30, 2010.  Nonaccruing commercial real estate loans attributed to various markets included $51 million or 25% of total commercial real estate loans in Arizona and $41 million or 21% of total commercial real estate loans in Colorado.  Nonaccruing commercial real estate loans continued to be largely concentrated in land development and residential construction loans with $100 million or 22% of all land development and construction loans nonaccruing at December 31, 2010.  Newly identified nonaccruing commercial real estate loans totaled $14 million, offset by $14 million of cash payments received, $9.5 million of charge-offs and $17 million of foreclosures.

Nonaccruing residential mortgage loans totaled $37 million or 2.05% of outstanding residential mortgage loans at December 31, 2010, a $1.5 million decrease from September 30, 2010.  Residential mortgage loans past due 90 days or more and still accruing interest totaled $2.0 million, up from $1.0 million at September 30, 2010.  Residential mortgage loans past due 30 to 89 days totaled $19 million, down $7.2 million from September 30, 2010.

The combined allowance for credit losses totaled $307 million or 2.89% of outstanding loans and 133% of nonaccruing loans at December 31, 2010.  The allowance for loan losses was $293 million and the allowance for off-balance sheet credit losses was $14 million.  Approximately $75 million of impaired loans, which consist primarily of nonaccruing commercial and commercial real estate loans, have been charged-down to the amount management expects to recover and accordingly have no allowance for loan loss attributed to them.  The remaining $132 million of impaired loans have $7.3 million of the allowance for loan losses attributed to them.

Real estate and other repossessed assets totaled $141 million at December 31, 2010 consisting of $59 million of 1-4 family residential properties and residential land development properties, $42 million of developed commercial real estate properties, $22 million of undeveloped land, $12 million of equity interest received in partial satisfaction of debts, $3 million of ownership interests in oil and gas properties, $2 million of equipment and $1 million of automobiles.  The distribution of real estate owned and other repossessed assets among various markets included $46 million attributed to Arizona, $36 million attributed to Texas, $25 million attributed to Oklahoma, $11 million attributed to Colorado, $8 million attributed to New Mexico, $7 million attributed to Arkansas, and $7 million attributed to Kansas/Missouri.  Real estate and other repossessed assets increased by $15 million during the fourth quarter due to additions of $22 million partially offset by $6.3 million in sales and $2.4 million in write-downs and losses.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse.  These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties.  The outstanding principal balance of these loans totaled $289 million at December 31, 2010, down from $300 million at September 30, 2010.  The loans are primarily to borrowers in our primary market areas, including $204 million in Oklahoma, $30 million in Arkansas, $17 million in New Mexico, $15 million in Kansas/Missouri and $13 million in Texas.  At December 31, 2010, approximately 6% of these loans are nonperforming and 6% were past due 30 to 89 days.  A separate allowance for credit risk of $17 million is available for losses on these loans.

Securities and Derivatives

The fair value of available for sale securities totaled $9.3 billion at December 31, 2010, a $249 million decrease from September 30, 2010.  The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $8.4 billion fully backed by U.S. government agencies and $644 million privately issued by publicly owned financial institutions.  The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations.

Net unrealized gains on available for sale securities decreased to $200 million at December 31, 2010 from $255 million at September 30, 2010 due primarily to higher interest rates.  Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies decreased $63 million to $253 million at December 31, 2010.  Net unrealized losses on privately-issued residential mortgage-backed securities decreased $8 million to $70 million at December 31, 2010.

The amortized cost of privately issued residential mortgage-backed securities totaled $714 million at December 31, 2010, down $73 million since September 30, 2010 due primarily to cash received.  Approximately $522 million of the privately issued residential mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency.   Cash received during the fourth quarter reduced the amortized cost of privately issued residential mortgage-backed securities rated below investment grade by $26 million.  Amortized cost of these securities was also reduced by $6.3 million for credit-related impairment charges during the fourth quarter.  Aggregate unrealized losses on privately-issued residential mortgage-backed securities rated below investment grade totaled $62 million at December 31, 2010.  Aggregate unrealized losses on these same below investment grade securities were $72 million at September 30, 2010.

The Company recognized $953 thousand of net gains on the sale of $536 million of available for sale securities in the fourth quarter of 2010 and $8.4 million of gains on the sale of $596 million of available for sale securities in the third quarter of 2010.  Securities were sold either to mitigate extension exposure from rising interest rates or because they had reached their expected maximum potential total return.

Certain residential mortgage-backed securities and derivative contracts are held by the Company as an economic hedge against the changes in the fair value of the mortgage servicing rights that fluctuates due to changes in prepayment speeds and other assumptions.  Changes in the fair value of mortgage servicing rights, net of economic hedge increased pre-tax net income by $6.6 million in the fourth quarter of 2010 and decreased net income by $7.9 million in the third quarter of 2010.

	Three Months Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009

Gain on mortgage hedge derivative contracts	$(7,392)	$4,676	$–
Gain (loss) on mortgage trading securities	(11,117)	3,369	(4,440)
Total gain (loss) on financial instruments held as an economic hedge of mortgage servicing rights	(18,509)	8,045	(4,440)
Gain (loss) on change in fair value of mortgage servicing rights	25,111	(15,924)	5,285
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$6,602	$(7,879)	$845

Net interest revenue on mortgage trading securities	$4,232	$5,710	$3,401

Loans, Deposits and Capital

Loans

Outstanding loans at December 31, 2010 were $10.6 billion, down $163 million from September 30, 2010.  All segments of the loan portfolio decreased during the fourth quarter.

Outstanding commercial loans totaled $5.9 billion at December 31, 2010, down $38 million from September 30, 2010.  Energy sector loans decreased $51 million due to cash flow available to this sector of the economy and soft loan demand.  Unfunded energy loan commitments increased $67 million to $2.0 billion.  The outstanding balances in all other sectors of the commercial loan portfolio combined were up $13 million.  Unfunded commercial loan commitments, excluding the energy sector of the portfolio, increased $170 million to $2.6 billion at December 31, 2010.

Commercial real estate loans totaled $2.3 billion at December 31, 2010, down $46 million from September 30, 2010.  Residential construction and land development loans continued to decrease, down $55 million during the fourth quarter.  The outstanding balance of all other commercial real estate loans combined increased $9 million.  The decrease in commercial real estate loans was largely concentrated in the Texas and Oklahoma markets, partially offset by an increase in the Arizona market.  Unfunded commercial real estate loan commitments increased $66 million during the fourth quarter to $237 million.

Residential mortgage loans decreased $56 million from the prior quarter.  Permanent residential mortgage loans decreased $81 million.  The residential mortgage loan portfolio generally represents variable rate jumbo mortgage loans that exceed the maximum principal balances set by government sponsored agency standards, but otherwise generally conform to those standards.  Low interest rates during the fourth quarter increased demand to refinance these mortgage loans into long-term fixed rate loans.  Generally we do not offer this type of loan because of excessive future interest rate risk.  Additionally, home equity loans increased $26 million.

Consumer loans decreased $23 million compared to the prior quarter primarily due to $45 million in continued runoff of indirect automobile loans related to the previously announced decision to curtail that business in favor of a customer-focused direct approach to consumer lending.  The outstanding balance of other consumer loans increased $22 million.

Deposits

Total deposits increased $356 million during the fourth quarter to $17.2 billion at December 31, 2010.  Interest-bearing transaction account balances increased $410 million and demand deposit balances increased $174 million.  Higher-costing time deposits decreased $232 million.  Among the lines of business, commercial deposits increased $387 million and wealth management deposits increased $111 million, partially offset by a $39 million decrease in consumer deposits.  Growth in commercial deposit balances was largely driven by energy customers.

Capital

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at December 31, 2010.  The Company’s Tier 1 and total capital ratios were 12.69% and 16.20%, respectively, at December 31, 2010.  Tier 1 and total capital ratios were 12.30% and 15.79%, respectively, at September 30, 2010.  In addition the Company’s tangible common equity ratio, a non-GAAP measure, was 9.21% at December 31, 2010 and 8.96% at September 30, 2010.  Unrealized securities gains added 52 basis points to the tangible common equity ratio at December 31, 2010.

Effective January 1, 2011, the Company combined each of its subsidiary banks into a newly-named entity, BOKF, NA.  Divisions of BOKF, NA will continue to operate in each market under established bank trade names.  Regulatory capital ratios for BOKF, NA will be more closely aligned with consolidated regulatory capital ratios for BOK Financial Corporation.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network.  Holdings include BOKF, NA, BOSC, Inc., Cavanal Hill Investment Management, Inc., and Southwest Trust Company, N.A.  Operating divisions of BOKF, N.A. include Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Oklahoma, Bank of Texas, Colorado State Bank and Trust, Bank of Kansas City and the TransFund electronic funds network.  Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of December 31, 2010 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally.  Words such as “anticipates,” “believes,” “estimates,” “expects,”  “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements.  Assessments that BOK Financial’s acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified.  These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements.  Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans.  BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.